COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS ASSET ALLOCATION FUND, INC. WITH THE STANDARD
& POOR'S 500 COMPOSITE STOCK PRICE INDEX AND A CUSTOMIZED
BLENDED INDEX



EXHIBIT A:
                         STANDARD
             DREYFUS    & POOR'S 500
              ASSET      COMPOSITE    CUSTOMIZED
 PERIOD    ALLOCATION      STOCK        BLENDED
              FUND     PRICE INDEX *   INDEX **

 7/1/93         10,000        10,000       10,000
4/30/94         10,099        10,227       10,107
4/30/95         11,535        12,010       11,368
4/30/96         13,342        15,636       13,711
4/30/97         15,542        19,564       16,184

* Source: Lipper Analytical Services, Inc.
**Source: Lipper Analytical Services, Inc., Lehman Brothers and Bank
                 Rate Monitor